Exhibit 99.1

PRESS RELEASE

Smartkem Recaps 2024 Achievements and Sets 2025 Goals

MANCHESTER, England, Jan. 14, 2025 -- Smartkem (Nasdaq: SMTK), which is seeking to change the world of electronics using its disruptive organic thin-film transistors (OTFTs), recapped its key accomplishments for 2024 and set its goals 2025.

CEO Statement

Smartkem Chairman and Chief Executive Officer, Ian Jenks commented, “2024 was a pivotal year for Smartkem. In December, we raised $7.65 million and, together with our collaboration partner, were awarded a $1.1 million grant for a project to develop the world’s first rollable, transparent microLED display. We uplisted to Nasdaq, increasing trading liquidity and broadening access to investors. We made significant strides in our plans to commercialize our proprietary semiconductor materials with strategic partnerships and collaborations with industry-leaders. We believe we have strengthened our position as a key player in the market for microLED displays, as well as packaging solutions for advanced computing and AI chips and CMOS for smart sensors. Looking toward 2025, we are focused on achieving qualifications and design wins with existing and new collaborations. We believe our technology will help drive adoption of advanced display and other technologies, with the microLED industry projected to grow from $150 million in 2024 to over $4 billion by 2031.1”

Smartkem 2024 Highlights:

•	Entered multiple strategic partnerships and collaborations with industry-leading display manufacturers in Asia, North America, and Europe:
o	AUO to jointly develop the world's first advanced rollable, transparent microLED display;
o	FlexiIC to develop low-cost, rapid turnaround custom circuits using organic transistor technology and a new generation of low-power CMOS-enabled smart sensor devices;
o	ITRI (Industrial Technology Research Institute) to enable product prototyping on its Gen 2.5 equipment;
o	Chip Foundation to co-develop a new generation of microLED-based backlight technology for Liquid Crystal Displays;
o	Shanghai Tianma Microelectronics to develop OTFT-based microarray biochips to amplify and process signals generated by TFT-based sensor devices; and
o	RiTdisplay to manufacture a new type of active-matrix OLED display.
•	Increased IP to 138 patents and 40 codified trade secrets, strengthening Smartkem’s competitive advantage in the rapidly evolving organic materials electronics industry.
•	Uplisted to Nasdaq.
•	Awarded a grant in partnership with AUO from the 2024 Taiwan-UK Research & Development Collaboration.
•	Exhibited and presented at key trade events, including Touch Taiwan 2024 and Display Week 2024 in San Jose, where CEO Ian Jenks gave the DSCC / SID Business Conference keynote speech.

2025 Goals:

•	Ship the first installment of Smartkem’s materials to Chip Foundation under our collaboration to develop a new generation of microLED-based backlight technology for Liquid Crystal Displays.
•	Sign a Joint Development Agreement (JDA) for a chip-first microLED display.
•	Complete qualification of Gen 2.5 ITRI process line.
•	Enter into additional collaborations and/or co-development agreements that further advance our technology toward commercialization.

1 2024 Omdia Report

Smartkem Ltd

Manchester Technology Center, Hexagon Tower,

Delaunays Road, Blackley, Manchester, M9 8GQ UK

+44 (0) 161 721 1514

enquiries@smartkem.com

PRESS RELEASE

“We thank our stockholders for their continued support and look forward to updating you on our progress throughout the year,” concluded Jenks.

About Smartkem

Smartkem is seeking to reshape the world of electronics with its disruptive organic thin-film transistors (OTFTs) that have the potential to revolutionize the display industry. Smartkem's patented TRUFLEX® liquid semiconductor polymers can be used to make a new type of transistor that can be used in a number of display technologies, including next generation microLED displays. Smartkem's organic inks enable low temperature printing processes that are compatible with existing manufacturing infrastructure to deliver low-cost displays that outperform existing technology.

Smartkem develops its materials at its research and development facility in Manchester, UK and provides prototyping services at the Centre for Process Innovation (CPI) at Sedgefield, UK. It has a field application office in Taiwan. The company has an extensive IP portfolio including 138 granted patents across 18 patent families and 40 codified trade secrets. For more information, visit our website or follow us on LinkedIn.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, its market position and market opportunity, expectations and plans as to its product development, manufacturing and sales, and relations with its partners and investors. These statements are not historical facts but rather are based on Smartkem Inc.'s current expectations, estimates, and projections regarding its business, operations and other similar or related factors. Words such as "may," "will," "could," "would," "should," "anticipate," "predict," "potential," "continue," "expect," "intend," "plan," "project," "believe," "estimate," and other similar or elated expressions are used to identify these forward-looking statements, although not all forward-looking statements contain these words. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond the Company's control. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

Contacts:

Selena Kirkwood

Head of Communications for Smartkem

T: +44 (0) 7971 460 364

s.kirkwood@smartkem.com

U.S. Investors

David Barnard, CFA

Alliance Advisors Investor Relations

T: 1 415 433 3777

dbarnard@allianceadvisors.com

Smartkem Ltd

Manchester Technology Center, Hexagon Tower,

Delaunays Road, Blackley, Manchester, M9 8GQ UK

+44 (0) 161 721 1514

enquiries@smartkem.com